Exhibit 1.1

EXECUTION VERSION

ENBRIDGE ENERGY PARTNERS, L.P.

$300,000,000 5.875% Notes due 2016

UNDERWRITING AGREEMENT

December 18, 2006

Wachovia Capital Markets, LLC

HSBC Securities (USA) Inc.

ABN AMRO Incorporated

Banc of America Securities LLC

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Lazard Capital Markets, LLC

SunTrust Capital Markets, Inc.

UBS Securities LLC

c/o Wachovia Capital Markets, LLC

One Wachovia Center

301 South College Street

Charlotte, North Carolina 28288

c/o HSBC Securities (USA) Inc.

HSBC Tower 10

452 5th Avenue

New York, NY  10018

Ladies and Gentlemen:

Enbridge Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), proposes, upon the terms and subject to the conditions set forth herein, to issue and sell to the several Underwriters named in Schedule I hereto (the “Underwriters”), $300,000,000 aggregate principal amount of its 5.875% Notes due 2016 (the “Notes”). The Notes are to be issued pursuant to an indenture dated as of May 27, 2003, between the Partnership and U.S. Bank National Association, successor to SunTrust Bank, as trustee (the “Trustee”),  as supplemented by the First Supplemental Indenture thereto dated as of May 27, 2003, by the Second Supplemental Indenture thereto dated as of May 27, 2003, by the Third Supplemental Indenture thereto dated as of January 9, 2004, by the Fourth Supplemental Indenture thereto dated as of December 3, 2004, by the Fifth Supplemental Indenture thereto dated as of December 3, 2004 and by the Sixth Supplemental Indenture thereto to be dated as of December 21, 2006 (as so supplemented, the “Indenture”).

Each of the Partnership and Enbridge Energy, Limited Partnership, a Delaware limited partnership and subsidiary of the Partnership (the “Operating Partnership”), wishes to confirm as follows its agreement with the Underwriters in connection with their several purchases of the Notes. The Partnership, the Operating Partnership, Enbridge Energy Company, Inc., a Delaware corporation (both in its capacity as general partner of the Partnership and in its individual capacity, the “General Partner”), and Enbridge Energy Management, L.L.C., a Delaware limited liability company (“Enbridge Management”), are sometimes collectively referred to herein as the “Companies.”

1.             Registration Statement and Prospectus. The Partnership has prepared and filed with the Securities and Exchange Commission (the “Commission”) in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Act”), a registration statement on Form S-3 (Registration No. 333-131076) under the Act, and such registration statement has become effective under the Act. As used in this Agreement, “Applicable Time” means 2:15 p.m. (New York City time) on the date of this Agreement; “Effective Date” means each date and time as of which such registration statement, any post-effective amendment or amendments thereto relating to the offering of the Notes became or becomes effective; “Issuer Free Writing Prospectus” means each “free writing prospectus” (as defined in Rule 405 under the Act), including the Final Term Sheet, prepared by or on behalf of the Partnership or used or referred to by the Partnership in connection with the offering of the Notes; “Preliminary Prospectus” means, as of the Applicable Time, the base prospectus comprising a part of the Registration Statement and the preliminary supplement to the base prospectus, subject to completion, relating to the issuance of the Notes; “Pricing Disclosure Package” means, as of the Applicable Time, the Preliminary Prospectus together with each Issuer Free Writing Prospectus filed with the Commission by the Partnership on or before the Applicable Time and the pricing terms set forth on Schedule II hereto; “Registration Statement” means, collectively, the various parts of such registration statement, each as amended as of the Effective Date for such part, including the Pricing Disclosure Package and the Final Prospectus and all exhibits to such registration statement; “Final Prospectus” means the final prospectus supplement relating to the Notes, including the accompanying base prospectus, as filed with the Commission pursuant to Rule 424(b) under the Act; and “Final Term Sheet” means the final term sheet in the form attached as Schedule II hereto and prepared and filed pursuant to Section 5(f) hereof. Reference made herein to the Pricing Disclosure Package or to the Final Prospectus shall be deemed to refer to and include any information incorporated by reference therein pursuant to Item 12 of Form S-3 under the Act, as of the date of the Pricing Disclosure Package or the Final Prospectus, as the case may be, and any reference to any amendment or supplement to the Pricing Disclosure Package or the Final Prospectus shall be deemed to refer to and include any document filed under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”), after the date of the Pricing Disclosure Package or the Final Prospectus, as the case may be, and incorporated by reference in the Pricing Disclosure Package or the Final Prospectus, as the case may be; and any reference to any amendment to the Registration Statement shall be deemed to include any periodic report of the Partnership filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act after the Effective Date that is incorporated by reference in the Registration Statement. As used herein, the term “Incorporated Documents” means the documents which at the time are incorporated by reference in the Registration Statement, the Pricing Disclosure Package or the Final Prospectus or any amendment or supplement thereto.

2.             Agreements to Sell and Purchase. The Partnership hereby agrees, upon the terms and subject to all the conditions set forth herein, to issue and sell to the Underwriters and, upon the basis of the representations, warranties and agreements of the Partnership and the Operating Partnership herein contained and upon the terms and subject to all the conditions set forth herein, each Underwriter agrees, severally and not jointly, to purchase from the Partnership, at the applicable purchase price set forth in Schedule I hereto, the aggregate principal amount of the Notes set forth opposite such Underwriters’ name in Schedule I hereto.

3.             Terms of Public Offering. The Partnership has been advised by you that the Underwriters propose to make a public offering of their respective portion of the Notes as soon after the Registration Statement and this Agreement have become effective as in your judgment is advisable and initially to offer the Notes upon the terms set forth in the Final Prospectus.

4.             Delivery of the Notes and Payment Therefor. The Notes to be purchased hereunder will be represented by one or more definitive global certificates in book-entry form which will be deposited by or on behalf of the Partnership with The Depository Trust Company (“DTC”) or its designated custodian.

Delivery to the Underwriters of the Notes, against payment of the purchase price therefor in immediately available funds, shall be made by causing DTC to credit the Notes to the account or accounts designated by Wachovia Capital Markets, LLC on behalf of the Underwriters at DTC. The time and date of such delivery shall be 10:00 A.M., New York City time, on December 21, 2006 (the “Closing Date”). The other documents to be delivered at the Closing Date by or on behalf of the parties hereto shall be delivered at such time and date at the offices of Baker Botts L.L.P., 910 Louisiana, Houston, Texas 77002. The place of closing for the Notes and the Closing Date may be varied by agreement between you and the Partnership.

The global certificates representing the Notes to be delivered to the Underwriters shall be made available to you at the office of DTC or its custodian for inspection not later than 9:30 A.M., New York City time, on the business day next preceding the Closing Date.

5.             Agreements of the Partnership. The Partnership agrees with the several Underwriters as follows:

(a)           If, at the time this Agreement is executed and delivered, it is necessary for the Registration Statement or a post-effective amendment thereto to be declared effective before the offering of the Notes may commence, the Partnership will endeavor to cause the Registration Statement or such post-effective amendment to become effective as soon as possible and will advise you and counsel for the Underwriters promptly and, if requested by you, will confirm such advice in writing, when the Registration Statement or such post-effective amendment has become effective.

(b)           Following the execution and delivery of this Agreement and thereafter from time to time during such period as in the opinion of counsel for the Underwriters a prospectus is required by the Act to be delivered in connection with sales by the Underwriters or any dealer (the “Prospectus Delivery Period”), the Partnership will advise you and counsel for the Underwriters promptly and, if requested by you, will confirm such advice in writing: (i) of any request by the Commission for amendment of or a supplement to the Registration Statement, the Pricing Disclosure Package or the Final Prospectus or for additional information; (ii) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or preventing or suspending the use of the Pricing Disclosure Package, the Final Prospectus or any Issuer Free Writing Prospectus or of the suspension of qualification of the Notes for offering or sale in any jurisdiction or the initiation of any proceeding for such purpose; and (iii) of any change in the financial position, business, prospects, or results of operations of any of the Companies, or of the happening of any event, which makes any statement of a material fact made in the Registration Statement, the Pricing Disclosure Package or the Final Prospectus (as then amended or supplemented) untrue or which requires the making of any additions to or changes in the Registration Statement, the Pricing Disclosure Package or the Final Prospectus (as then amended or supplemented) in order to state a material fact required by the Act to be stated therein or necessary in order to make the statements therein not misleading, or of the necessity to amend or supplement the Registration Statement, the Pricing Disclosure Package or the Final Prospectus (as then amended or supplemented) to comply with the Act or any other law. If at any time within the Prospectus Delivery Period, the Commission shall issue any stop order suspending the effectiveness of the Registration Statement or preventing or suspending the use of the Pricing Disclosure Package, the Final Prospectus or any Issuer Free Writing Prospectus, the Partnership will make every reasonable effort to obtain the withdrawal of such order at the earliest possible time.

(c)           The Partnership will furnish to you, at your request and without charge, (i) one conformed copy of the Registration Statement as originally filed with the Commission and of each amendment thereto, including financial statements and all exhibits to the Registration Statement, (ii) such number of conformed copies of the Registration Statement as originally filed and of each amendment thereto, but without exhibits, as you may request, (iii) such number of copies of the Incorporated Documents, without exhibits, as you may request, (iv) such number of copies of the exhibits to the Incorporated Documents and the Pricing Disclosure Package as you may request, and (v) such number of copies of the Preliminary Prospectus, the Final Prospectus, any amended or supplemented Final Prospectus and each Issuer Free Writing Prospectus as you may request.

(d)           During the Prospectus Delivery Period, the Partnership will not file any amendment to the Registration Statement or make any amendment or supplement to the Final Prospectus or, file any document which, upon filing becomes an Incorporated Document, of which you and counsel for the Underwriters shall not previously have been advised or to which, after you and counsel for the Underwriters shall have received a copy of the document proposed to be filed, you shall reasonably object; provided that your consent shall not be unreasonably withheld or delayed.

(e)           The Partnership will not make any offer relating to the Notes that would constitute an Issuer Free Writing Prospectus (other than the Final Term Sheet) without the prior written consent of the Underwriters. The Partnership will retain in accordance with the Act all Issuer Free Writing Prospectuses not required to be filed pursuant to the Act; and if at any time after the date hereof through the completion of the offering of the Notes any events shall have occurred as a result of which any Issuer Free Writing Prospectus, as then amended or supplemented, would conflict with the information in the Registration Statement, the Pricing Disclosure Package or the Final Prospectus or would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or, if for any other reason it shall be necessary to amend or supplement any Issuer Free Writing Prospectus, to notify the Underwriter and, upon its request, to file such documents and to prepare and furnish without charge to the Underwriter as many copies as it may from time to time reasonably request of an amended or supplemented Issuer Free Writing Prospectus, that will correct such conflict, statement or omission or effect such compliance.

(f)            The Partnership will cause the Final Prospectus to be filed pursuant to, and in compliance with, Rule 424(b). The Partnership will prepare the Final Term Sheet, containing solely of a description of the terms of the Notes and of the offering, in the form attached as Schedule II hereto, will file such Final Term Sheet pursuant to Rule 433 under the Securities Act and will notify the Underwriters promptly of such filing. As soon as practical following the execution and delivery of this Agreement and until the end of the Prospectus Delivery Period, the Partnership will expeditiously deliver to the Underwriters and each dealer, without charge, as many copies of the Final Prospectus (and of any amendment or supplement thereto) as you may reasonably request. The Partnership consents to the use of the Final Prospectus (and of any amendment or supplement thereto) in accordance with the provisions of the Act and with the securities or Blue Sky laws of the jurisdictions in which the Notes are offered by the Underwriters and by all dealers to whom Notes may be sold, both in connection with the issuance and sale of the Notes and for such period of time thereafter as the Final Prospectus is required by the Act to be delivered in connection with sales by the Underwriters or any dealer. If during such period of time any event shall occur that in the judgment of the Partnership or in the opinion of counsel for the Underwriters is required to be set forth in the Final Prospectus (as then amended or supplemented) or should be set forth therein in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to supplement or amend the Final Prospectus (or to file under the Exchange Act any document which, upon filing, becomes an Incorporated Document) in order to comply with the Act or any other law, the Partnership will forthwith prepare and, subject to the provisions of paragraph (d) above, file with the Commission an appropriate supplement or amendment thereto (or to such document), and will expeditiously furnish to the Underwriters and dealers a reasonable number of copies thereof. In the event that the Partnership and the Underwriters agree that the Final Prospectus should be amended or supplemented, the Partnership, if requested by you, will promptly issue a press release announcing or disclosing the matters to be covered by the proposed amendment or supplement.

(g)           The Partnership will cooperate with you and with counsel for the Underwriters in connection with the registration or qualification of the Notes for issuance and sale by the Underwriters and by dealers under the securities or Blue Sky laws of such jurisdictions as you may designate and will file such consents to service of process or other documents necessary or appropriate in order to effect such registration or qualification; provided that in no event shall the Partnership be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action which would subject it to service of process in suits, other than those arising out of the offering or sale of the Notes, in any jurisdiction where it is not now so subject.

(h)           The Partnership will make generally available to security holders of the Partnership a consolidated earnings statement, which need not be audited, covering a 12-month period commencing after the effective date of the Registration Statement and ending not later than 15 months thereafter, as soon as practicable after the end of such period, which consolidated earnings statement shall satisfy the provisions of Section 11(a) of the Act.

(i)            If this Agreement shall terminate or shall be terminated after execution pursuant to any provisions hereof (otherwise than pursuant to Section 10 hereof or pursuant to clause (ii), (iii), (iv) or (v) of Section 11 hereof) or if this Agreement shall be terminated by the Underwriters because of any failure or refusal on the part of the Partnership or the Operating Partnership to comply with the terms or fulfill any of the conditions of this Agreement, each of the Partnership and the Operating Partnership, jointly and severally, agree to reimburse the Underwriters for all out-of-pocket expenses (including reasonable fees and expenses of counsel for the Underwriters) incurred by the Underwriters in connection herewith.

(j)            The Partnership will apply the net proceeds from the sale of the Notes substantially in accordance with the description set forth in the Final Prospectus.

(k)           Except as provided in this Agreement, none of the Companies will offer, sell, contract to sell or otherwise dispose of or hedge any debt securities issued by the Partnership, or grant any options or warrants to purchase any such debt securities, for a period beginning the date hereof and continuing to and including the Closing Date.

(l)            Except as stated in this Agreement and in the Final Prospectus, none of the Companies has taken, nor will take, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of any securities of the Partnership to facilitate the sale or resale of the Notes.

(m)          The Partnership, during the Prospectus Delivery Period, will file all documents required to be filed with the Commission pursuant to the Exchange Act within the time periods required by the Exchange Act.

(n)           The Partnership hereby acknowledges that the Underwriters are acting solely as underwriters in connection with the purchase and sale of the Partnership’s securities. The Partnership further acknowledges that the Underwriters are acting pursuant to a contractual relationship created solely by this Agreement entered into on an arm’s length basis and in no event do the parties intend that the Underwriters act or be responsible as a fiduciary to any of the Companies, their management, stockholders, creditors or any other person in connection with any activity that the Underwriters may undertake or have undertaken in furtherance of the purchase and sale of the Partnership’s securities, either before or after the date hereof. The Underwriters hereby expressly disclaim any fiduciary or similar obligations to any of the Companies, either in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions, and the Partnership hereby confirms its understanding and agreement to that effect. The Partnership and the Underwriters agree that they are each responsible for making their own independent judgments with respect to any such transactions and that any opinions or views expressed by the Underwriters to any of the Companies regarding such transactions, including but not limited to any opinions or views with respect to the price or market for the Partnership’s securities, do not constitute advice or recommendations to any of the Companies. The Partnership hereby waives and releases, to the fullest extent permitted by law, any claims that the Partnership may have against the Underwriters with respect to any breach or alleged breach of any fiduciary or similar duty to any of the Companies in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions.

(o)           The Partnership hereby acknowledges that the Underwriters’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that such Underwriters’ research analysts may hold and make statements or investment recommendations and/or publish research reports with respect to the Partnership and/or the offering of the Notes that differ from the views of its investment bankers. The Partnership acknowledges that each of the Underwriters is a full service securities firm and as such from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of one or more of the Companies that may be the subject of the transactions contemplated by this Agreement.

6.             Representations and Warranties of the Partnership. The Partnership represents and warrants to each Underwriter that:

(a)           The Registration Statement conformed and will conform in all material respects on the Effective Date and on the applicable Closing Date, and any amendment to the Registration Statement filed after the date hereof will conform in all material respects when filed, to the requirements of the Act and the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Trust Indenture Act”). The Pricing Disclosure Package conformed, and the Final Prospectus will conform, in all material respects when filed with the Commission pursuant to Rule 424(b) and on the applicable Closing Date to the requirements of the Act. The Registration Statement did not, as of the Effective Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and the statements made or to be made in such document that are covered by Rule 175(b) under the Act were made or will be made with a reasonable basis and in good faith; provided that this representation and warranty does not apply to information contained in or omitted from such document in reliance upon and in conformity with written information furnished to the Partnership in writing by or on behalf of any Underwriter expressly for use therein, which information is specified in Section 12 hereof. The Final Prospectus will not, as of its date and on the applicable Closing Date, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation and warranty does not apply to information contained in or omitted from the Final Prospectus in reliance upon and in conformity with written information furnished to the Partnership in writing by or on behalf of any Underwriter expressly for use therein, which information is specified in Section 12 hereof.

(b)           The Incorporated Documents heretofore filed, when they were filed (or, if any amendment with respect to any such document was filed, when such amendment was filed), conformed in all material respects with the requirements of the Exchange Act; any further Incorporated Documents so filed will, when they are filed, conform in all material respects with the requirements of the Exchange Act; no such document when it was filed (or, if an amendment with respect to any such document was filed, when such amendment was filed), contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading; and no such further document, when it is filed, will contain an untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(c)           The Pricing Disclosure Package did not, as of the Applicable Time, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made as to information contained in or omitted from the Pricing Disclosure Package in reliance upon and in conformity with written information furnished to the Partnership through the Underwriter specifically for inclusion therein, which information is specified in Section 12 hereof.

(d)           Each Issuer Free Writing Prospectus (including, without limitation, any road show that is a free writing prospectus under Rule 433), when considered together with the Pricing Disclosure Package as of the Applicable Time, did not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Issuer Free Writing Prospectus, as of its date and at all subsequent times through the completion of the issuance of the Notes, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement, the Pricing Disclosure Package or the Final Prospectus.

(e)           Each Issuer Free Writing Prospectus conformed or will conform in all material respects to the requirements of the Act on the date of first use, and the Partnership has complied with any filing requirements applicable to such Issuer Free Writing Prospectus pursuant to the Act. The Partnership has not made any offer relating to the Notes that would constitute an Issuer Free Writing Prospectus without the prior written consent of the Underwriter. The Partnership has retained in accordance with the Act all Issuer Free Writing Prospectuses that were not required to be filed pursuant to the Act.

(f)            The Partnership has been at all times since December 1, 2005 and continues to be a “well-known seasoned issuer” (as defined in Rule 405 under the Act) eligible to use an “automatic shelf registration statement” (as defined in Rule 405 under the Act) for the registration of the Notes, including not having been an “ineligible issuer” (as defined in Rule 405 under the Act) at any such time or date.

(g)           The capitalization of the Partnership on a consolidated basis as of September 30, 2006 was as set forth in the Preliminary Prospectus under “Capitalization.”

(h)           The Partnership has been duly formed and is validly existing as a limited partnership in good standing under the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), with partnership power and authority to own or lease its properties and to conduct its business as described in the Pricing Disclosure Package and the Registration Statement. The Partnership, directly or indirectly, owns the percentage of the equity interests of each of the subsidiaries listed on Schedule IIIA hereto (the “Operating Subsidiaries”), free and clear of any lien, encumbrance, security interest, equity or charge except for such liens, security interests, equities or charges as are not individually or in the aggregate, material to such interest ownership or as described in the Pricing Disclosure Package and the Registration Statement. Each of the Operating Subsidiaries has been duly organized and is validly existing as a corporation, general partnership, limited liability company or limited partnership, as the case may be, in good standing under the laws of its respective jurisdiction of organization set forth on Schedule IIIA, with full corporate, limited liability company or partnership, as the case may be, power and authority to own or lease its properties and to conduct its business as described in the

Pricing Disclosure Package and the Registration Statement. The common stock, limited liability company interests and partnership interests, as the case may be, of the Operating Subsidiaries have been duly and validly authorized and issued and are fully paid and (except as required to the contrary by the Delaware Limited Liability Company Act (the “Delaware LLC Act”) or the Delaware Act, as the case may be) nonassessable. Each of the Operating Subsidiaries that are material to the Partnership, including, without limitation, each Operating Subsidiary that meets any of the following conditions (collectively, the “Material Subsidiaries”) are listed on Schedule IIIB hereto: (i) the Partnership’s and its other subsidiaries’ investments in and advances to such subsidiary exceed five percent of the Partnership’s consolidated assets as of December 31, 2005; (ii) the Partnership’s and its other subsidiaries’ proportionate share of the consolidated assets (after intercompany eliminations) of such subsidiary exceeds five percent of the Partnership’s consolidated assets as of December 31, 2005; or (iii) the Partnership’s and its other subsidiaries’ equity in the income from continuing operations before income taxes and extraordinary items of such subsidiary exceeds five percent of such income of the Partnership and its subsidiaries, on a consolidated basis, for the quarter ended September 30, 2006 and/or the year ended December 31, 2005.

(i)            The General Partner has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with the corporate power and authority to own or lease its properties, to conduct its businesses and to act as a general partner of the Partnership, in each case as described in the Pricing Disclosure Package and the Registration Statement. The General Partner owns the sole voting share of Enbridge Management and the Partnership owns each of the Operating Subsidiaries listed on Schedule IIIA hereto free and clear of any lien, encumbrance, security interests, equity or charge except for such liens, encumbrances, security interests, equities or charges as are not individually or in the aggregate, material to such interest ownership or as described in the Pricing Disclosure Package and the Registration Statement. The sole voting share of Enbridge Management and the common stock, limited liability company interests and partnership interests, as the case may be, of the Operating Subsidiaries have been duly and validly authorized and issued and are fully paid and (except as required to the contrary by the Delaware LLC Act or the Delaware Act), nonassessable. The General Partner is the sole general partner of the Partnership, and the General Partner’s ownership of the Partnership is as set forth in the Preliminary Prospectus under the heading “Prospectus Supplement Summary — Organizational Structure.”  Each of the Operating Subsidiaries has been duly organized and is validly existing as a corporation, general partnership, limited liability company or limited partnership, as the case may be, in good standing under the laws of its respective jurisdiction of incorporation or organization, as the case may be, set forth on Schedule IIIA, with full corporate, limited liability company or partnership, as the case may be, power and authority to own or lease its properties and to conduct its business as described in the Pricing Disclosure Package and the Registration Statement. Except as described in the Pricing Disclosure Package or as set forth in the Partnership Agreement or the Delegation of Control Agreement, dated as of October 17, 2002, among the General Partner, Enbridge Management and the Partnership, the General Partner has delegated all of its power to manage and control the business and affairs of the Partnership to Enbridge Management

(j)            Enbridge Management has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with full limited liability company power and authority to own or lease its properties and to conduct its business as described in the Pricing Disclosure Package and the Registration Statement.

(k)           The accountants, PricewaterhouseCoopers LLP, who have certified or shall certify the financial statements included or incorporated by reference in the Registration Statement, Pricing Disclosure Package and the Final Prospectus, are an independent registered public accounting firm as required by the Act.

(l)            The historical financial statements, together with related schedules and notes, included or incorporated by reference in the Registration Statement and the Pricing Disclosure Package (and any amendment or supplement thereto), present fairly the consolidated financial position, results of operations and changes in financial position of the Partnership on the basis stated in the Registration Statement and the Pricing Disclosure Package at the respective dates or for the respective periods to which they apply; such statements and related schedules and notes comply as to form in all material respects with the applicable accounting requirements of the Act, the Exchange Act and the rules and regulations of the Commission under such acts, and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as disclosed therein; and the other summary and selected financial and statistical information and data included or incorporated by reference in the Registration Statement and the Pricing Disclosure Package (and any amendment or supplement thereto) are accurately presented and prepared on a basis consistent with such financial statements and the books and records of the Companies; and the pro forma financial statements included in or incorporated by reference in the Registration Statement, the Pricing Disclosure Package and the Final Prospectus, comply as to form in all material respects with the applicable accounting requirements of the Act, the Exchange Act and the rules and regulations of the Commission under such acts, and except to the extent stated therein have been prepared on a basis consistent with the historical consolidated financial statements of the Partnership and give effect to the assumptions used in the preparation thereof on a reasonable basis and in good faith. There are no financial statements (historical or pro forma) that are required to be included in the Registration Statement and the Pricing Disclosure Package that are not included as required; and the Companies and the Operating Subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not disclosed in the Registration Statement and the Pricing Disclosure Package. The Companies have provided you true, correct, and complete copies of all documentation pertaining to any extension of credit in the form of a personal loan made, directly or indirectly, by the Companies to any director or executive officer of the General Partner or Enbridge Management, or to any family member or affiliate of any director or executive officer of the General Partner or Enbridge Management; and since July 30, 2002, the Companies have not, directly or indirectly, including through any subsidiary: (i) extended credit, arranged to extend credit, or renewed any extension of credit, in the form of a personal loan, to or for any director or executive officer of the General Partner or Enbridge Management, or to or for any family member or affiliate of any director or executive officer of the General Partner or Enbridge Management; or (ii) made any material modification, including any renewal thereof, to any term of any personal loan to any director or executive officer of the General Partner or Enbridge Management, or any family member or affiliate of any director or executive officer, which loan was outstanding on July 30, 2002. There is and has been no failure by the Companies, or any of the Companies’ officers and directors, acting in their capacity as such, to comply with any provision of the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder (collectively, the “Sarbanes-Oxley Act”), or the rules of the New York Stock Exchange that are effective and applicable to the Companies.

(m)          Each of the Partnership and the Operating Partnership has all of the necessary partnership power and authority to enter into this Agreement and consummate the transactions contemplated hereby. The execution and delivery of, and the performance by each of the Partnership and the Operating Partnership of its respective obligations under this Agreement have been duly and validly authorized by each of the Partnership and the Operating Partnership, as the case may be, and this Agreement has been duly executed and delivered by each of the Partnership and the Operating Partnership.

(n)           The Indenture has been duly authorized by the Partnership and duly qualified under the Trust Indenture Act and, when duly executed and delivered by the Partnership and the Trustee, will constitute a valid and legally binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms, except as enforcement generally may be subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors rights and to general equitable principles.

(o)           The Notes have been duly authorized by the Partnership, and, at the Closing Date, will have been duly executed by the Partnership. The Notes, when authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the purchase price for the Notes as provided in this Agreement, will constitute valid and binding obligations of the Partnership enforceable against the Partnership in accordance with their terms, except as enforcement generally may be subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors rights and to general equitable principles. The Notes will be in the form contemplated by, and entitled to the benefits of, the Indenture.

(p)           The Notes and the Indenture will conform in all material respects to the respective statements relating thereto contained in the Registration Statement and the Pricing Disclosure Package, and will be in substantially the respective forms filed or incorporated by reference, as the case may be, as exhibits to the Registration Statement.

(q)           Neither the offer, sale or delivery of the Notes, the execution, delivery or performance of this Agreement, the Indenture or the Notes, compliance by the Partnership or the Operating Partnership with the provisions hereof or thereof nor consummation by either the Partnership or the Operating Partnership of the transactions contemplated hereby or thereby constitutes or, at the Closing Date will constitute, a breach of, or a default under, the respective partnership agreement, of either the Partnership or the Operating Partnership or any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which any of the Companies or the Operating Subsidiaries is a party or by which any of them may be bound or to which any of their respective properties is subject, nor will any such action result in any violation of any existing law, regulation, ruling (assuming compliance with all applicable federal and state securities and Blue Sky laws), judgment, injunction, order or decree to which any of the Companies or the Operating Subsidiaries is a named party, excluding in each case any breaches, defaults or violations which, individually or in the aggregate, would not have a material adverse effect on the financial position, results of operations, business or prospects of the Companies and the Operating Subsidiaries (taken as a whole) (a “Material Adverse Effect”).

(r)            Except as disclosed in the Registration Statement and the Pricing Disclosure Package, subsequent to the respective dates as of which such information is given in the Registration Statement and the Pricing Disclosure Package, none of the Companies or the Operating Subsidiaries has incurred any liability or obligation, direct or contingent, or entered into any transaction, not in the ordinary course of business, that is material to the limited partners of the Partnership or the Companies and the Operating Subsidiaries (taken as a whole), and there has not been any change in the capital stock or partner’s capital, or material increase in the short-term debt or long-term debt of, any of the Companies, or any Material Adverse Effect, or any development that any of the Companies has reasonable cause to believe will involve a prospective Material Adverse Effect.

(s)           None of the Companies has distributed and, prior to the later to occur of (i) the Closing Date and (ii) completion of the distribution of the Notes, will distribute any offering material in connection with the issuance and sale of the Notes other than the Pricing Disclosure Package, the Final Prospectus and any Issuer Free Writing Prospectus to which the Underwriters have consented.

(t)            Except as disclosed in the Registration Statement and the Pricing Disclosure Package (or any amendment of supplement thereto), no more than ten percent of the net proceeds from the sale of the Notes are intended to be or will be paid to members of the National Association of Securities Dealers, Inc. (the “NASD”) or associated or affiliated persons of such members, or members of the immediate family of such members.

(u)           The Commission has issued an order under the Act declaring the Registration Statement effective and qualifying the Indenture under the Trust Indenture Act and no other consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required for the issue and sale of the Notes, or the consummation by the Partnership and the Operating Partnership of the transactions contemplated by this Agreement, the Pricing Disclosure Package, the Final Prospectus and the Indenture, except such consents, approvals, authorizations, orders, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the issuance by the Partnership of the Notes and the purchase and sale of the Notes by the Underwriters in the manner contemplated herein and in the Pricing Disclosure Package.

(v)           Based upon the advice of counsel, none of the Companies or the Operating Subsidiaries is, or as of the Closing Date will be, an “Investment Company” as that term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”), or required to register as an “Investment Company” under the Investment Company Act.

(w)          Except for the General Partner, which has waived its rights, no holder of any security of the Partnership or any other person has any right to require registration of any interest or other security of the Partnership because of the filing of the Registration Statement or consummation of the transactions contemplated by this Agreement.

(x)            There are no legal or governmental proceedings pending or, to the knowledge of any of the Companies, threatened, against any of the Companies or the Operating Subsidiaries, or to which any of the Companies or the Operating Subsidiaries, or to which any of their respective properties, is subject, that are required to be described in the Registration Statement or the Pricing Disclosure Package and are not described as required.

(y)           The States of Illinois, Indiana, Michigan, Minnesota, New York, North Dakota, Texas and Wisconsin are the only jurisdictions within the United States in which each of the Operating Partnership and General Partner, as applicable, owns or leases property, or conducts business as a foreign limited partnership or corporation, as applicable, so as to require the Operating Partnership or General Partner, as applicable, to qualify to conduct business as a foreign limited partnership or corporation, as applicable, and in which the failure to so qualify would be likely to have a Material Adverse Effect. The States of Illinois, North Dakota and Texas are the only jurisdictions within the United States in which the Partnership owns or leases property, or conducts business as a foreign limited partnership so as to require the Partnership to qualify to conduct business as a foreign limited partnership and in which the failure to so qualify would be likely to have a Material Adverse Effect.

(z)            Each of the Companies and the Operating Subsidiaries owns or leases all properties as are necessary to the conduct of their operations as described in the Pricing Disclosure Package, except where the failure to own or lease any of such properties would not, individually or in the aggregate, have a Material Adverse Effect.

(aa)         Each of the Companies and the Operating Subsidiaries has all necessary licenses, authorizations, consents and approvals and has made all necessary filings required under any federal, state, local or foreign law, regulation or rule, and has obtained all necessary authorizations, consents and approvals from other persons, in order to conduct its respective business; none of the Companies and the Operating Subsidiaries is in violation of, or in default under, or has received notice of any proceedings relating to revocation or modification of, any such license, authorization, consent or approval or any federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to the Companies and the Operating Subsidiaries, except where such violation, default, revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect. No consent, approval, authorization, order, registration or qualification of or with any governmental agency or instrumentality governing (A) oil pipelines generally or (B) the issuance of securities by entities owning oil pipelines, or relating to the offering of the Notes pursuant to the Pricing Disclosure Package and the Final Prospectus, or any other governmental agency or instrumentality having jurisdiction over any of the Companies, as the case may be, or any of their respective properties, is required for the sale or issuance of the Notes by the Partnership, except such consents, approvals, authorizations, orders, registrations or qualifications (1) as have been obtained, (2) as may be required under state securities or Blue Sky laws, (3) which, if not obtained, would not, individually or in the aggregate, have a material adverse effect upon the ability of the Partnership and the Operating Subsidiaries (taken as a whole) to conduct their business substantially in accordance with the past practice of each, or (4) as set forth or contemplated in the Pricing Disclosure Package.

(bb)         None of the Material Subsidiaries is engaged in any unfair labor practice; except for matters which would not, individually or in the aggregate, have a Material Adverse Effect, (i) there is (A) no unfair labor practice complaint pending or, to the knowledge of any of the Companies after due inquiry, threatened against any of the Material Subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or threatened, (B) no strike, labor dispute, slowdown or stoppage pending or, to the knowledge of the Companies after due inquiry, threatened against any of the Material Subsidiaries, and (C) no union representation dispute currently existing concerning the employees of any of the Material Subsidiaries, and (ii) to the

knowledge of the Companies after due inquiry, (A) no union organizing activities which could have a Material Adverse Effect are currently taking place concerning the employees of any of the Material Subsidiaries and (B) there has been no violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees, any applicable wage or hour laws or any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) or the rules and regulations promulgated thereunder concerning the employees of any of the Material Subsidiaries.

(cc)         The Companies and the Operating Subsidiaries and their properties, assets and operations are in compliance with, and hold all permits, authorizations and approvals required under, Environmental Laws (as defined below), except to the extent that failure to so comply or to hold such permits, authorizations or approvals would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in the Registration Statement and the Pricing Disclosure Package, there are no past, present or, to the knowledge of the Companies after due inquiry, reasonably anticipated future events, conditions, circumstances, activities, practices, actions, omissions or plans that could reasonably be expected to give rise to any material costs or liabilities to the Companies or the Operating Subsidiaries under, or to interfere with or prevent compliance by the Companies or the Operating Subsidiaries with, Environmental Laws; except as would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in the Registration Statement and the Pricing Disclosure Package, none of the Companies nor any of the Operating Subsidiaries (i) is the subject of any investigation, (ii) has received any notice or claim, (iii) is a party to or affected by any pending or threatened action, suit or proceeding, (iv) is bound by any judgment, decree or order, or (v) has entered into any agreement, in each case relating to any alleged violation of any Environmental Law or any actual or alleged release or threatened release or cleanup at any location of any Hazardous Materials (as defined below) (as used herein, “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, decree, judgment, injunction, permit, license, authorization or other binding requirement, or common law, relating to health, safety or the protection, cleanup or restoration of the environment or natural resources, including those relating to the distribution, processing, generation, treatment, storage, disposal, transportation, other handling or release or threatened release of Hazardous Materials, and “Hazardous Materials” means any material (including, without limitation, pollutants, contaminants, hazardous or toxic substances or wastes) that is regulated by or may give rise to liability under any Environmental Law). In the ordinary course of their business, the Companies and each of the Operating Subsidiaries conducts a periodic review of the effect of the Environmental Laws on its business, operations and properties, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for cleanup, closure of properties or compliance with the Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties).

(dd)         The Companies and each of the Operating Subsidiaries maintains insurance covering its properties, operations, personnel and businesses as the Companies deem adequate; such insurance insures against such losses and risks to an extent which is adequate in accordance with customary industry practice to protect the Companies and the Operating Subsidiaries and their businesses. All such insurance is fully in force on the date hereof and will be fully in force at the time of purchase and any additional time of purchase.

(ee)         Any statistical and market-related data included in the Registration Statement and the Pricing Disclosure Package are based on or derived from sources that the Companies believe to be reliable and accurate, and the Companies have obtained the written consent to the use of such data from such sources to the extent required.

(ff)           The Partnership and Enbridge Management each maintain disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act), which (i) are designed to ensure that material information relating to the Companies, including their consolidated subsidiaries, is made known to the principal executive officer and the principal financial officer of the Companies by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; (ii) have been evaluated for effectiveness as of the end of the Partnership’s most recent fiscal quarter; and (iii) are effective in all material respects to perform the functions for which they were established.

(gg)         Based on the evaluation of its disclosure controls and procedures, the Companies are not aware of (i) any significant deficiency in the design or operation of internal controls which could adversely affect their ability to record, process, summarize and report financial data or any material weaknesses in internal controls; or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Companies.

(hh)         Since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(ii)           No subsidiary of the Partnership is currently prohibited, directly or indirectly, from paying any dividends or making any distribution to its immediate parent entity, from making any other distribution on such subsidiary’s capital stock, limited liability company interests or partnership interests, as applicable, from paying the Partnership principal and interest owed on any loans or advances to such subsidiary from the Partnership or from transferring any of such subsidiary’s property or assets to the Partnership, or any other subsidiary of the Partnership, as applicable.

(jj)           The statements in the Preliminary Prospectus under the headings “Description of Our Debt Securities,” “Description of Notes,” and “Federal Tax Considerations,” taken together, fairly summarize the matters therein described.

(kk)         The Audit Committee of Enbridge Management’s Board of Directors complies with the applicable requirements of the New York Stock Exchange and the Commission.

(ll)           Based upon advice of counsel, no consent, approval, authorization, order, registration or qualification of or with, any governmental agency or other governmental instrumentality of Canada or any province thereof having jurisdiction over any of the Companies or Enbridge Pipelines Inc. (“Enbridge”) is required for the issuance and sale of the Notes as contemplated by the Pricing Disclosure Package.

(mm)       There is no litigation or governmental proceeding to which Enbridge is a party or to which its properties are subject that is pending or, to the knowledge of the Partnership and the Operating Partnership, threatened against it that, if adversely determined, would have a Material Adverse Effect.

7.             Indemnification and Contribution.

(a)           Each of the Partnership and the Operating Partnership, jointly and severally, agrees to indemnify and hold harmless each Underwriter, its partners, director and officers and each person, if any, who controls any Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Pricing Disclosure Package, the Final Prospectus or the Registration Statement or in any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any untrue statement or omission or alleged untrue statement or omission which has been made therein or omitted therefrom in reliance upon and in conformity with the information relating to such Underwriter furnished in writing to the Partnership by or on behalf of such Underwriter expressly for use in connection therewith; provided, however, that the only information furnished in writing to the Partnership by or on behalf of the Underwriters are the statements noted in Section 12 hereof. The foregoing indemnity agreement shall be in addition to any liability which the Partnership or the Operating Partnership may otherwise have.

(b)           If any action, suit or proceeding shall be brought against any Underwriter or any person controlling any Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act in respect of which indemnity may be sought against the Partnership or the Operating Partnership, such Underwriter or such controlling person shall promptly notify Enbridge Management on behalf of the Partnership and the Operating Partnership, and the Partnership and the Operating Partnership shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Underwriters and payment of all fees and expenses. Such Underwriter or any such controlling person shall have the right to employ separate counsel in any such action, suit or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Underwriter or such controlling person unless (i) the Partnership has agreed in writing to pay such fees and expenses, (ii) the Partnership and the Operating Partnership have failed to assume the defense and employ counsel reasonably satisfactory to the Underwriters or (iii) the named parties to any such action, suit or proceeding (including any impleaded parties) include both such Underwriter or such controlling person and either the Partnership or the Operating Partnership and such Underwriter or such controlling person shall have been advised by its counsel that representation of such indemnified party and the Partnership or the Operating Partnership by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them (in which case the Partnership and the Operating Partnership shall not have the right to assume the defense of such action, suit or proceeding on behalf of such Underwriter or such controlling person). It is understood, however, that the Partnership and the Operating Partnership shall, in connection with any one such action, suit or proceeding or separate but substantially similar or related actions, suits or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys (in addition to any local counsel) at any time for all such Underwriters and controlling persons not having actual or potential differing interests with you, which firm shall be designated in writing by Wachovia Capital Markets, LLC and HSBC Securities (USA) Inc., and that all such fees and expenses shall be reimbursed as they are incurred. Neither the Partnership nor the Operating Partnership shall be liable for any settlement of any such action, suit or proceeding effected without its written consent, but if settled with such written consent, or if there be a final judgment for the plaintiff in any such action, suit or proceeding, each of the Partnership and the Operating Partnership, jointly and severally, agrees to indemnify and hold harmless any Underwriter, to the extent provided in the preceding paragraph, and any such controlling person from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment.

(c)           Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless each of the Partnership and the Operating Partnership, the directors and officers of the General Partner and of Enbridge Management, and any person who controls either the Partnership or the Operating Partnership within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from the Partnership and the Operating Partnership to each Underwriter, but only with respect to information relating to such Underwriter furnished in writing by or on behalf of such Underwriter expressly for use in the Registration Statement, the Pricing Disclosure Package or the Final Prospectus; provided, however, that the only information furnished in writing to the Partnership by or on behalf of the Underwriters are the statements noted in Section 12 hereof. If any action, suit or proceeding shall be brought against either the Partnership or the Operating Partnership, any of the directors and officers of the General Partner and of Enbridge Management, or any such controlling person based on the Registration Statement, the Pricing Disclosure Package or the Final Prospectus, and in respect of which indemnity may be sought against any Underwriter pursuant to this paragraph (c), such Underwriter shall have the rights and duties given to the Partnership and the Operating Partnership by paragraph (b) above, and the Partnership and the Operating Partnership, the directors and officers of the General Partner and of Enbridge Management, and any such controlling person, shall have the rights and duties given to the Underwriters by paragraph (b) above. The foregoing indemnity agreement shall be in addition to any liability which the Underwriters may otherwise have.

(d)           If the indemnification provided for in this Section 7 is unavailable to an indemnified party under paragraphs (a) or (c) hereof in respect of any losses, claims, damages, liabilities or expenses referred to therein, then an indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Partnership and the Operating Partnership on the one hand and the Underwriters on the other hand from the offering of the Notes, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Partnership and the Operating Partnership on the one hand and the Underwriters on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Partnership and the Operating Partnership on the one hand and the Underwriters on the other hand shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Partnership bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the Final Prospectus. The relative fault of the Partnership and the Operating Partnership on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Partnership and the Operating Partnership on the one hand or by the Underwriters on the other hand and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, including, with respect to any Underwriter, the extent to which any such loss, claim, damage or liability arises from the sale of Notes by such Underwriter to any person if a copy of the Final Prospectus shall not have been delivered or sent to such person within the time required by the Act, provided that the Partnership has delivered the Final Prospectus to the several Underwriters in requisite quantities on a timely basis to permit such delivery or sending.

(e)           The Partnership, the Operating Partnership and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7  were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities and expenses referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating any claim or defending any such action, suit or proceeding. Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price of the Notes underwritten by it and distributed to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations to contribute pursuant to this Section 7 are several in proportion to the respective principal amount of Notes set forth opposite their names in Schedule I hereto (or such principal amount of Notes increased as set forth in Section 10 hereof) and not joint.

(f)            No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding.

(g)           Any losses, claims, damages, liabilities or expenses for which an indemnified party is entitled to indemnification or contribution under this Section 7 shall be paid by the indemnifying party to the indemnified party as such losses, claims, damages, liabilities or expenses are incurred. The indemnity and contribution agreements contained in this Section 7 and the representations and warranties of the Partnership set forth in this Agreement shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Underwriter or any person controlling any Underwriter, either the Partnership or the Operating Partnership, the directors or officers of the General Partner and Enbridge

Management, or any person controlling either the Partnership or the Operating Partnership, (ii)  acceptance of any Notes and payment therefor hereunder, and (iii) any termination of this Agreement. A successor to any Underwriter or any person controlling any Underwriter, or to either the Partnership or the Operating Partnership or the directors or officers of the General Partner and Enbridge Management, or any person controlling either the Partnership or the Operating Partnership, shall be entitled to the benefits of the indemnity, contribution and reimbursement agreements contained in this Section 7. The term “successor,” as used in this Agreement, shall not include a purchaser from any Underwriter of any Notes in his status as a purchaser.

8.             Conditions of Underwriters’ Obligations .   The several obligations of the Underwriters to purchase the Notes hereunder are subject to the following conditions:

(a)           If, at the time this Agreement is executed and delivered, it is necessary for the Registration Statement or a post-effective amendment thereto to be declared effective before the offering of the Notes may commence, the Registration Statement or such post-effective amendment shall have become effective not later than 5:30 P.M., New York City time, on the date hereof, or at such later date and time as shall be consented to in writing by you; all filings, if any, required by Rule 424 under the Act shall have been timely made; all filings (including, without limitation, the Final Term Sheet) required by Rule 433 under the Act shall have been timely made, and no such filings shall have been made without the consent of the Underwriters; no stop order suspending the effectiveness of the Registration Statement or preventing or suspending the use of the Pricing Disclosure Package, the Final Prospectus or any Issuer Free Writing Prospectus shall have been issued and no proceeding for that purpose shall have been instituted or, to the knowledge of the Partnership or any Underwriter, threatened by the Commission, and any request of the Commission for additional information (to be included in the Registration Statement, the Preliminary Prospectus, any Issuer Free Writing Prospectus or the Final Prospectus or otherwise) shall have been complied with to your satisfaction.

(b)           Subsequent to the effective date of this Agreement, there shall not have occurred any change, or any development involving a prospective change, in or affecting the financial position, business, prospects, or results of operations of the Companies and the Operating Subsidiaries not contemplated by the Pricing Disclosure Package, which in the opinion of the Underwriters, would materially, adversely affect the market for the Notes.

(c)           You shall have received on the Closing Date an opinion of E. Chris Kaitson, Associate General Counsel and Assistant Corporate Secretary of Enbridge Management, dated the Closing Date and addressed to you, to the effect that:

(i)            There is no action, proceeding or investigation pending or, to the best of such counsel’s knowledge after due inquiry, threatened against any of the Companies or the Operating Subsidiaries which in such counsel’s judgment could reasonably be expected to have a Material Adverse Effect.

(ii)           None of the Companies or the Operating Subsidiaries is in violation of any term of (A) its partnership agreement, limited liability company agreement, or certificate of incorporation or by-laws or other organizational documents, as the case may be, (B) any other material agreement or instrument to which it is a party or by which it or any of its properties is bound, or (C) to the best of such counsel’s knowledge after due inquiry, any applicable order, judgment or decree of any court, arbitrator or governmental authority to which any of the Companies or the Operating Subsidiaries is a named party, which violations, in the judgment of such counsel, could reasonably be expected to have a Material Adverse Effect or to adversely impact the enforceability or validity of this Agreement, the Indenture or the Notes.

(d)           You shall have received on the Closing Date an opinion of Fulbright & Jaworski L.L.P., counsel for the Partnership and the Operating Partnership, dated the Closing Date and addressed to you, to the effect that:

(i)            Each of the Companies and each of the Material Subsidiaries listed on Schedule IIIB hereto is a corporation, limited partnership or limited liability company, as the case may be, duly incorporated or formed, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as the case may be, with full corporate, limited partnership or limited liability company power and authority, as the case may be, to own and lease its properties and to conduct its business as described in the Pricing Disclosure Package and the Final Prospectus and, in the case of the General Partner, to act as the general partner of the Partnership.

(ii)           Enbridge is the record owner of all of the issued and outstanding shares of capital stock of the General Partner.

(iii)          The authorized and outstanding partnership interests of the Partnership are as set forth under the caption “Prospectus Supplement Summary — Organizational Structure” in the Preliminary Prospectus and the Final Prospectus.

(iv)          The General Partner is the sole general partner of the Partnership. The general partner interest in the Partnership has been duly and validly authorized and issued and fully paid.

(v)           The outstanding limited liability company interests and partnership interests, as applicable, of each of the Material Subsidiaries listed on Schedule IIIB hereto are owned of record and, to such counsel’s knowledge, beneficially owned by the Partnership, directly or indirectly, through one or more wholly owned subsidiaries, free and clear, to such counsel’s knowledge, of any Lien (i) in respect of which a financing statement under the Uniform Commercial Code of the state of formation of the entities listed on Schedule IIIB hereto naming any such entity as a debtor is on file in the Office of the Secretary of the state of formation of such entities or (ii) in each case other than (x) those created by or arising under the Delaware LLC Act, the Delaware Act, the Texas Limited Liability Company Act (the “Texas LLC Act”) or the Texas Revised Limited Partnership Act (the “Texas LP Act”) (y) Liens as are not, individually or in the aggregate, material to such interest ownership or (z) as described in the Pricing Disclosure Package and the Final Prospectus. All of the limited liability company interests and partnership interests, as applicable, of each of the Material Subsidiaries listed on Schedule IIIB hereto have been duly and validly authorized and issued and fully paid and, except with respect to any general partner interest, nonassessable. To our knowledge, none of the outstanding limited liability company interests or partnership interests, as the case may be, of any of the Material Subsidiaries listed on Schedule IIIB hereto were issued in violation of any preemptive rights of any holder of any security or other interest in such entities.

(vi)          The Registration Statement and all post-effective amendments thereto, if any, have become effective under the Act and, to the knowledge of such counsel, no stop order suspending the effectiveness of the Registration Statement or preventing or suspending the use of the Pricing Disclosure Package, the Final Prospectus or any Issuer Free Writing Prospectus has been issued and no proceedings for that purpose have been instituted or threatened by the Commission; and any required filing of the Final Prospectus pursuant to Rule 424(b) has been made in accordance with Rule 424(b).

(vii)         The Indenture has been duly qualified under the Trust Indenture Act.

(viii)        Each of the Partnership and the Operating Partnership has the partnership power and authority to enter into this Agreement, and in the case of the Partnership, to enter into the Indenture and to issue, sell and deliver the Notes to the Underwriters as provided herein.

(ix)           This Agreement has been duly authorized, executed and delivered by each of the Partnership and the Operating Partnership.

(x)            The Indenture has been duly authorized, executed and delivered by the Partnership, and (assuming the due authorization, execution and delivery thereof by the Trustee) constitutes a valid and binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms under the laws of the State of New York, except as the enforceability thereof may be limited by bankruptcy, fraudulent transfer, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(xi)           The Notes are in the form contemplated by the Indenture and have been duly authorized, executed and delivered by the Partnership and, when authenticated in accordance with the terms of the Indenture and paid for by the Underwriters in accordance with the terms of this Agreement, will constitute valid and legally binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms under the laws of the State of New York, except as the enforceability thereof may be limited by bankruptcy, fraudulent transfer, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(xii)          The Notes and the Indenture conform as to legal matters in all material respects to the descriptions thereof contained in the Pricing Disclosure Package and the Final Prospectus.

(xiii)         Neither the offer, sale or delivery of the Notes, the execution, delivery or performance of this Agreement, the Indenture and the Notes, compliance by the Partnership and the Operating Partnership with the provisions hereof or thereof nor consummation by the Partnership and the Operating Partnership of the transactions contemplated hereby or thereby violate the partnership agreement of either the Partnership or the Operating Partnership (the “Organizational Documents”) or constitute a breach of, or default under, any agreement, indenture, lease or other instrument to which any of the Companies is a party or by which any of them may be bound or to which any of their respective properties is subject that is (A) an exhibit to the Registration Statement or to any Incorporated Document, or (B) a long-term debt instrument representing greater than $10 million aggregate principal amount of indebtedness that is not filed as an exhibit to any Incorporated Document pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K under the Act, nor will any such action result in any violation of any existing law, regulation, ruling (assuming compliance with all applicable federal and state securities and Blue Sky laws) applicable to any of them, or any judgment, injunction, order or decree to which any of the Companies or the Material Subsidiaries is a named party and which has been specifically identified to such counsel in a certificate signed by an authorized officer of the Partnership, excluding in each case (other than with respect to the Organizational Documents) any breaches, defaults or violations which, individually or in the aggregate, would not have a Material Adverse Effect; except for the rights of the General Partner and its Affiliates (as such term is defined in the Partnership Agreement and used in Section 6.14 of the Partnership Agreement), to such counsel’s knowledge, neither the filing of the Registration Statement nor the issuance or sale of the Notes as contemplated by this Agreement gives rise to any rights for or relating to the registration of any interests in or securities of the Partnership or the Material Subsidiaries.

(xiv)        No approval, authorization, consent, waiver, notice or order of, or filing with, or other action by, any court or any governmental authority is required to be obtained or made by the Partnership or the Operating Partnership under the Delaware Act, Texas law, the contract laws of the State of New York, or federal law for the valid issuance and sale of the Notes to the Underwriters as contemplated by this Agreement, the execution and delivery of this Agreement, the Indenture and the Notes, or the incurrence or performance of their obligations hereunder and thereunder, except (i) such as may be required under Blue Sky laws, as to which such counsel need not express an opinion, and (ii) such others as have been obtained or taken and are in full force and effect.

(xv)         The Registration Statement, the Pricing Disclosure Package and the Final Prospectus and any supplements or amendments thereto (except for the financial statements and the notes thereto and the schedules and other financial data included therein, as to which such counsel need not express any opinion) comply as to form in all material respects with the requirements of the Act; and each of the Incorporated Documents (except for the financial statements and the notes thereto and the schedules and other financial data included therein, as to which counsel need not express any opinion) complies as to form in all material respects with the Exchange Act.

(xvi)        To the knowledge of such counsel, (A) other than as described or contemplated in the Pricing Disclosure Package and the Final Prospectus, there are no legal or governmental proceedings pending or threatened against any of the Companies, or to which any of the Companies or the Operating Subsidiaries, or to which any of their property, is subject, which are required to be described in the Registration Statement, the

Pricing Disclosure Package or the Final Prospectus, and (B) there are no agreements, contracts, indentures, leases or other instruments, that are required to be described in the Registration Statement, the Pricing Disclosure Package or the Final Prospectus or to be filed as an exhibit to the Registration Statement or any Incorporated Document that are not described or filed as required, as the case may be.

(xvii)       The Third Amended and Restated Agreement of Limited Partnership of the Partnership has been duly authorized, executed and delivered by the General Partner and is a valid and legally binding agreement of the General Partner, enforceable against the General Partner in accordance with its terms, subject to the qualifications that (A) the enforceability of such document may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights generally, (B) the enforceability of such document may be limited by public policy, applicable law relating to fiduciary duties and the judicial imposition of an implied covenant of good faith and fair dealing, (C) the enforceability of equitable rights and remedies provided for in such document is subject to equitable defenses and judicial discretion, and the enforceability of such document may be limited by general equitable principles, and (D) the enforceability of the indemnity and contribution provisions of such document may be limited by federal and state securities laws; and the Amended and Restated Agreement of Limited Partnership of the Operating Partnership has been duly authorized, executed and delivered by the General Partner and the Partnership and is a valid and legally binding agreement of the General Partner and the Partnership, enforceable against the General Partner and the Partnership in accordance with its terms, subject to the qualifications that (A) the enforceability of such document may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights generally, (B) the enforceability of such document may be limited by public policy, applicable law relating to fiduciary duties and the judicial imposition of an implied covenant of good faith and fair dealing, (C) the enforceability of equitable rights and remedies provided for in such document is subject to equitable defenses and judicial discretion, and the enforceability of such document may be limited by general equitable principles, and (D) the enforceability of the indemnity and contribution provisions of such document may be limited by federal and state securities laws.

(xviii)      None of the Companies or the Operating Subsidiaries is an “Investment Company” as that term is defined in the Investment Company Act or is required to register as an “Investment Company” under the Investment Company Act.

(xix)         To the knowledge of such counsel and without in any manner having conducted an investigation, there are no material legal or governmental proceedings pending or threatened against any of the Companies or the Operating Subsidiaries (other than any proceedings with respect to the Partnership’s liquids pipeline operations, as to which such counsel need not express any opinion) by or before the Federal Energy Regulatory Commission (the “FERC”) or on appeal from the FERC, except as set forth in or contemplated by the Pricing Disclosure Package and the Final Prospectus.

Such counsel shall also state that, although such counsel has not undertaken, except as otherwise indicated in their opinion, to determine independently, and does not assume any responsibility for, the accuracy or completeness of the statements in the Registration Statement, the Pricing Disclosure Package and the Final Prospectus, such counsel has reviewed and is familiar with the Registration Statement, the Pricing Disclosure Package and the Final Prospectus and such counsel has participated in conferences with officers and other representatives of Enbridge Management, the General Partner, the Partnership and the Operating Partnership, at which the contents of the Registration Statement, the Pricing Disclosure Package and the Final Prospectus and related matters (including review and discussion of the contents of all Incorporated Documents) were discussed, and no facts have come to such counsel’s attention that lead such counsel to believe that:

(A)          the Registration Statement (other than the financial statements and the notes thereto and the schedules and other financial data included therein, as to which such counsel need not express an opinion), as of its effective date, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading,

(B)           the Pricing Disclosure Package (other than the financial statements and the notes thereto and the schedules and other financial data included therein, as to which such counsel need not express an opinion), as of the Applicable Time and the Closing Date, contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or

(C)           the Final Prospectus (other than the financial statements and the notes thereto and the schedules and other financial data included therein, as to which such counsel need not express an opinion), as of its issue date and the Closing Date, contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

In rendering such opinions, such counsel may (1) rely in respect of factual matters upon representations and warranties of the Companies set forth herein and certificates of officers of Enbridge Management and upon information obtained from public officials, upon opinions of other counsel issued in connection with the offering of the Notes pursuant to the Pricing Disclosure Package and the Final Prospectus and other sources believed by such counsel to be responsible, (2) state that their opinion is limited to federal laws, the Delaware Act, the Delaware General Corporation Law, the Delaware LLC Act and New York law (exclusive of pipeline and pipeline related regulatory law), in each case exclusive of the law addressed in the legal opinions rendered by counsel referred to in the following clauses (e), (f) and (g), (3) state that they express no opinion with respect to state or local taxes or tax statutes to which any of the Partnership, the limited partners of the Partnership or the Operating Subsidiaries may be subject and (4) state that their opinion is furnished as counsel for the Partnership and the Operating Partnership to you, and is solely for the benefit of the several Underwriters.

(e)           Fraser Trebilcock Davis and Dunlap, P.C., acting as special local counsel for the Partnership and the Operating Partnership with respect to the State of Michigan, shall have furnished to you, its written opinion or opinions, dated as of the Closing Date in form and substance satisfactory to you, to the effect that:

(i)            Neither the offer, sale or delivery of the Notes, the execution, delivery or performance of this Agreement, the Indenture and the Notes in accordance with the terms thereof, compliance by the Partnership and the Operating Partnership with the provisions hereof or thereof, nor consummation by the Partnership and the Operating Partnership of the transactions contemplated hereby or thereby will result in any violation of any existing Michigan law or regulation, ruling (assuming compliance with all applicable state securities and Blue Sky laws), judgment, injunction, order or decree known to such counsel after reasonable inquiry, applicable to the Partnership, the Operating Partnership or any of their respective properties located in Michigan.

(ii)           No consent, approval, authorization, order, registration or qualification of or with any Michigan governmental agency or Michigan instrumentality governing (A) oil pipelines generally or (B) the issuance of securities by entities owning oil pipelines, or, to such counsel’s knowledge, based solely upon its participation as special counsel in matters relating to the issue and sale of the Notes pursuant to the Pricing Disclosure Package and the Final Prospectus and without in any manner having conducted an independent investigation, any other Michigan governmental agency or Michigan instrumentality having jurisdiction over any of the Companies, as the case may be, or any of their respective properties, is required for the sale or issuance of the Notes by the Partnership, except such consents, approvals, authorizations, orders, registrations or qualifications (1) as have been obtained, (2) as may be required under state securities or Blue Sky laws, (3) which, if not obtained, would not, individually or in the aggregate, have a material adverse effect upon the ability of the Partnership and the Operating Partnership (taken as a whole) to conduct their business substantially in accordance with the past practice of each, or (4) as set forth or contemplated in the Pricing Disclosure Package.

(f)            You shall have received on the Closing Date an opinion of Steptoe & Johnson, special FERC counsel for the Partnership and the Operating Partnership, dated the Closing Date and addressed to you, to the effect that:

(i)            No consent, approval, authorization, order, registration or qualification of or with the FERC with respect to the Partnership’s liquids pipeline operations is required for the issuance of the Notes, the offer and sale of the Notes by the Partnership or the execution, delivery and performance of this Agreement, the Indenture and the Notes.

(ii)           To the knowledge of such counsel and without in any manner having conducted an investigation, there are no material legal or governmental proceedings relating to the Partnership’s liquids pipelines operations pending or threatened against any of the Partnership, the Operating Partnership, the General Partner, Enbridge Management or Enbridge Pipelines (North Dakota) LLC by or before the FERC or on appeal from the FERC, except as set forth in or contemplated by the Pricing Disclosure Package.

(g)           You shall have received on the Closing Date an opinion of Baker Botts L.L.P., counsel for the Underwriters, dated the Closing Date, with respect to the matters referred to in clauses (i) (but only with respect to the Companies), (vi), (vii), (viii), (ix), (x), (xi), (xii) and

(xv) (but not with respect to the Incorporated Documents) of the foregoing paragraph (d) and such other related matters as the Underwriters may request.

(h)           You shall have received letters addressed to you and dated the date hereof and the Closing Date from PricewaterhouseCoopers LLP, independent registered public accounting firm, substantially in the forms heretofore approved by you.

(i)            No stop order suspending the effectiveness of the Registration Statement or preventing or suspending the use of the Pricing Disclosure Package, the Final Prospectus or any Issuer Free Writing Prospectus shall have been issued and no proceedings for that purpose shall have been taken or, to the knowledge of any of the Companies shall be threatened by the Commission at or prior to the Closing Date; (ii) there shall not have been any change in the capitalization of the Partnership nor any material increase in the short-term or long-term debt of the Partnership (other than in the ordinary course of business) from that set forth or contemplated in the Registration Statement or the Pricing Disclosure Package; (iii) none of the Companies shall have any liabilities or obligations, direct or contingent (whether or not in the ordinary course of business), that are material to the General Partner or the Partnership and the Operating Subsidiaries (taken as a whole), other than those reflected in the Registration Statement or the Pricing Disclosure Package; and (iv) all the representations and warranties of the Partnership contained in this Agreement shall be true and correct on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date, and you shall have received a certificate, dated the Closing Date and signed by the chief executive officer and the chief financial officer of Enbridge Management (or such other officers as are acceptable to you), to the effect set forth in this Section 8(i) and in Section 8(j) hereof and with respect to the foreign qualifications of the Companies and the Material Operating Subsidiaries.

(j)            Neither the Partnership nor the Operating Partnership shall have failed at or prior to the Closing Date to have performed or complied with any of its agreements herein contained and required to be performed or complied with by it hereunder at or prior to the Closing Date.

(k)           At the Closing Date, the Notes shall be rated at least “Baa2” by Moody’s Investors Services Inc. and “BBB” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and the Partnership shall have delivered to the Underwriters a letter dated near the Closing Date, from each such rating agency, or other evidence satisfactory to the Underwriters, confirming that the Notes have such ratings; and since the date of this Agreement, there shall not have occurred a downgrading in the rating assigned to the Notes below Baa2 by Moody’s and BBB by Standard & Poor’s or any of the Partnership’s or the Operating Partnership’s other debt securities by any “nationally recognized statistical rating agency,” as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Act, and no such organization shall have publicly announced that it has under surveillance or review its rating of the Notes or any of the Partnership’s or the Operating Partnership’s other debt securities.

(l)            Each of the Partnership and the General Partner shall have furnished or caused to be furnished to you such further certificates and documents as you shall have reasonably requested that are customary in closing transactions of the nature contemplated by this Agreement.

All such opinions, certificates, letters and other documents will be in compliance with the provisions hereof only if they are satisfactory in form and substance to you and counsel for the Underwriters.

Any certificate or document signed by any officer of the General Partner or of Enbridge Management, whether on behalf of itself or the Partnership, and delivered to you or to counsel for the Underwriters, shall be deemed a representation and warranty by the Partnership to the Underwriters as to the statements made therein.

9.             Expenses. The Partnership and the Operating Partnership agree to pay on a joint and several basis the following costs and expenses and all other costs and expenses incident to the performance by them of their obligations hereunder: (i) the preparation of the Indenture, the issuance of the Notes and the fees of the Trustee, (ii) the preparation, printing or reproduction, and filing with the Commission of the Registration Statement (including financial statements and exhibits thereto), the Final Prospectus, the Pricing Disclosure Package, each amendment or supplement to any of them and this Agreement; (iii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement, the Preliminary Prospectus, any Issuer Free Writing Prospectus the Final Prospectus, the Incorporated Documents, and all amendments or supplements to any of them, as may be reasonably requested for use in connection with the issuance and sale of the Notes; (iv) the preparation, printing, authentication, issuance and delivery of certificates for the Notes; (v) the printing (or reproduction) and delivery of this Agreement, the Indenture, any preliminary or supplemental Blue Sky Memoranda and all other agreements or documents printed (or reproduced) and delivered in connection with the issuance of the Notes; (vi) the rating of the Notes; (vii) the registration or qualification of the Notes for issuance and sale under the securities or Blue Sky laws of the several states as provided in Section 5(g) hereof, if required (including the reasonable fees, expenses and disbursements of counsel for the Underwriters relating to the preparation, printing or reproduction, and delivery of any preliminary or supplemental Blue Sky Memoranda and such registration and qualification); (viii) the filing fees and the fees and expenses of counsel for the Underwriters in connection with any filings required to be made with the NASD; (ix) the transportation and lodging expenses incurred by or on behalf of representatives of the Partnership in connection with any presentations to prospective purchasers of the Notes; (x) the fees and expenses of the accountants for the Companies; (xi) the fees and expenses of counsel (including local and special counsel) for the Companies; and (xii) any fees payable to DTC in connection with the Notes being book-entry only securities.

10.           Effective Date of Agreement. This Agreement shall become effective: (i) upon the execution and delivery hereof by the parties hereto; or (ii) if, at the time this Agreement is executed and delivered, it is necessary for the Registration Statement or a post-effective amendment thereto to be declared effective before the offering of the Notes may commence, when notification of the effectiveness of the Registration Statement or such post-effective amendment has been given by the Commission. Until such time as this Agreement shall have become effective, it may be terminated by Enbridge Management, on behalf of the Partnership by notifying you, or by you by notifying Enbridge Management, on behalf of the Partnership.

If any one or more of the Underwriters shall fail or refuse to purchase Notes which it or they are obligated to purchase hereunder on the Closing Date, and the aggregate principal amount of the Notes which such defaulting Underwriter or Underwriters are obligated but fail or refuse to purchase is not more than one tenth of the aggregate principal amount of the Notes which the Underwriters are obligated to purchase on the Closing Date, each non-defaulting Underwriter shall be obligated, severally, in the proportion which the principal amount of the Notes set forth opposite its name in Schedule I hereto bears to the aggregate principal amount of the Notes set forth opposite the names of all non-defaulting Underwriters or in such other proportion as you may specify in accordance with the Master Agreement Among Underwriters relating to the offering of the Notes, to purchase the principal amount of the Notes which such defaulting Underwriter or Underwriters are obligated, but fail or refuse, to purchase. If any one or more of the Underwriters shall fail or refuse to purchase Notes which it or they are obligated to purchase on the Closing Date and the aggregate principal amount  of the Notes with respect to which such default occurs is more than one tenth of the aggregate principal amount  of the Notes which the Underwriters are obligated to purchase on the Closing Date and arrangements satisfactory to you and the Partnership for the purchase of such principal amount  of the Notes by one or more non defaulting Underwriters or other party or parties approved by you and the Partnership are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any party hereto (other than the defaulting Underwriter). In any such case which does not result in termination of this Agreement, either you or the Partnership shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement and the Prospectus or any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Underwriter from liability in respect of any such default of any such Underwriter under this Agreement. The term “Underwriter” as used in this Agreement includes, for all purposes of this Agreement, any party not listed in Schedule I hereto who, with your approval and the approval of the Partnership, purchases Notes which a defaulting Underwriter is obligated, but fails or refuses, to purchase.

Any notice under this Section 10 may be made by telegram, telecopy or telephone but shall be subsequently confirmed by letter.

11.           Termination of Agreement.  This Agreement shall be subject to termination in your absolute discretion, without liability on the part of any Underwriter to the Partnership and the Operating Partnership by notice to Enbridge Management, on behalf of the Partnership and the Operating Partnership, if prior to the Closing Date: (i) there has been, since the Applicable Time, the time of execution of this Agreement or since the respective dates as of which information is given in the Pricing Disclosure Package and the Final Prospectus, any material adverse change in the financial position, results of operations, business or prospects of the Partnership and the Operating Subsidiaries (taken as a whole), whether or not arising in the ordinary course of business; (ii) trading in the Class A Common Units of the Partnership or the publicly traded shares representing limited liability company interests in Enbridge Management shall be suspended or subject to any restriction or limitation not in effect on the date of this Agreement; (iii) trading in securities generally on the New York Stock Exchange, the American Stock Exchange or The NASDAQ Stock Market shall have been suspended or materially limited; (iv) a general moratorium on commercial banking activities in New York shall have been declared by either federal or state authorities or there shall have been a material disruption in commercial banking or securities settlement or clearance services in the United States; or (v) there shall have occurred any material adverse change in the financial markets in the United States or Canada, any outbreak or escalation of hostilities or the declaration by the United States of a national emergency or war or other international or domestic calamity, crisis or change in political, financial or economic conditions, the effect of which on the financial markets of the United States is such as to make it, in your judgment, impracticable or inadvisable to commence or continue the offering of the Notes on the terms and in the manner contemplated by the Registration Statement, the Pricing Disclosure Package and as set forth on the cover page of the Final Prospectus or to enforce contracts for the resale of the Notes by the Underwriters. Notice of such termination shall be promptly given to Enbridge Management, on behalf of the Partnership and the Operating Partnership, by telegram, telecopy or telephone and shall be subsequently confirmed by letter.

12.           Information Furnished by the Underwriters.  The statements set forth in the last paragraph on the cover page and the statements in the fourth, fifth and tenth paragraphs under the caption “Underwriting” in each of the Final Prospectus and Preliminary Prospectus, constitute the only information furnished by or on behalf of the Underwriters as such information is referred to in Sections 6(a), 6(b) and 7 hereof.

13.           Miscellaneous.  Except as otherwise provided in Sections 5, 10 and 11 hereof, notice given pursuant to any provision of this Agreement shall be in writing and shall be delivered (i) if to either the Partnership or the Operating Partnership, at the office of the General Partner, at 1100 Louisiana, Suite 3300, Houston, Texas 77002, Attention: E. Chris Kaitson, Assistant Corporate Secretary; or (ii) if to the Underwriters, care of: (A) Wachovia Capital Markets, LLC, One Wachovia Center, 301 South College Street, Charlotte, North Carolina 28288, Attention: Head of Investment Grade Syndicate, and (B) HSBC Securities (USA) Inc., 452 Fifth Avenue, 3rd Floor, New York, New York 10018, Attention: Senior Vice President - Global Capital Markets.

This Agreement has been and is made solely for the benefit of the several Underwriters, the Partnership, the Operating Partnership, the directors and officers of the General Partner and Enbridge Management, and the other controlling persons referred to in Section 7 hereof and their respective successors and assigns, to the extent provided herein, and no other person shall acquire or have any right under or by virtue of this Agreement. Neither the term “successor” nor the term “successors and assigns” as used in this Agreement shall include a purchaser from any Underwriter of any of the Notes in his status as such purchaser.

14.           Applicable Law; Counterparts.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

This Agreement may be signed in various counterparts which together constitute one and the same instrument. If signed in counterparts, this Agreement shall not become effective unless at least one counterpart hereof shall have been executed and delivered on behalf of each party hereto.

15.           Representations, Warranties and Agreements to Survive Delivery.  All representations, warranties and agreements contained in this Agreement or in certificates of officers of the General Partner and Enbridge Management submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or controlling person, or by or on behalf of the Companies, and shall survive delivery of the Notes to the Underwriters.

16.           Submission to Jurisdiction.  Except as set forth below, no Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have jurisdiction over the adjudication of such matters, and each of the Partnership and the Operating Partnership consents to the jurisdiction of such courts and personal service with respect thereto. Each of the Partnership and the Operating Partnership hereby consents to personal jurisdiction, service and venue in any court in which any claim arising out of or in any way relating to this Agreement is brought by any third party against Wachovia Capital Markets, LLC, HSBC Securities (USA) Inc. or any indemnified party. Wachovia Capital Markets, LLC, HSBC Securities (USA) Inc. and each of the Partnership and the Operating Partnership (on their behalf and, to the extent permitted by applicable law, on behalf of its unitholders and affiliates) waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. Each of the Partnership and the Operating Partnership agrees that a final judgment in any such action, proceeding or counterclaim brought in any such court shall be conclusive and binding upon each of the Partnership and the Operating Partnership, as applicable, and may be enforced in any other courts to the jurisdiction of which each of the Partnership and the Operating Partnership, as applicable, is or may be subject, by suit upon such judgment.

Please confirm that the foregoing correctly sets forth the agreement among the Partnership, the Operating Partnership and the several Underwriters.

Very truly yours,

ENBRIDGE ENERGY PARTNERS, L.P.
By:	Enbridge Energy Management, L.L.C.,
as delegate of
Enbridge Energy Company, Inc.,
as General Partner

By:	/s/ Mark A. Maki
Name: Mark A. Maki
Title: Vice President - Finance

ENBRIDGE ENERGY,
LIMITED PARTNERSHIP
By:	Enbridge Pipelines (Lakehead) L.L.C.
General Partner

By:	/s/ Mark A. Maki
Name: Mark A. Maki
Title: Vice President - Finance and Accounting

Confirmed as of the date first above mentioned on behalf of the several Underwriters named in Schedule I hereto.

WACHOVIA CAPITAL MARKETS, LLC

By:	/s/ Steve Taylor
Name: Steve Taylor
Title: Managing Director

HSBC SECURITIES (USA) INC.

By:	/s/ Andrew Lazerus
Name: Andrew Lazerus
Title: Senior Vice President

SCHEDULE I

The purchase price to be paid by the Underwriters to the Partnership for the Notes shall be 99.262% of the principal amount thereof.

Name of Underwriter	Aggregate Principal Amount to be Purchased from the Partnership

Wachovia Capital Markets, LLC	$67,500,000
HSBC Securities (USA) Inc	67,500,000
ABN AMRO Incorporated	30,000,000
Banc of America Securities LLC	30,000,000
Citigroup Global Markets Inc	30,000,000
Deutsche Bank Securities Inc	30,000,000
Lazard Capital Markets, LLC	15,000,000
SunTrust Capital Markets, Inc	15,000,000
UBS Securities LLC	15,000,000

$300,000,000

Schedule I-1

SCHEDULE II

Final Term Sheet

Filed Pursuant to Rule 433

Registration No. 333-131076

December 18, 2006

ENBRIDGE ENERGY PARTNERS, L.P.

5.875% Notes due 2016

Issuer:	Enbridge Energy Partners, L.P.
Ratings:	Baa2 (Moody’s, Negative) / BBB (S&P, Stable)
Note type:	Senior Unsecured Notes
Maturity:	10 years
Minimum denomination:	$1,000
Pricing date:	December 18, 2006
Settlement date:	December 21, 2006
Maturity date:	December 15, 2016
Principal amount:	$300,000,000
Benchmark:	T 4.625% due 11/15/16
Benchmark Yield:	4.587%
Re-offer spread:	+130 bps
Re-offer yield to maturity:	5.887%
Coupon:	5.875%
Public offering price:	99.912%
Underwriting spread:	0.65%
Optional Redemption:	Make whole call T+ 25 bps
Interest payment dates:	June 15 and December 15, beginning June 15, 2007
CUSIP:	29250R AH 9
ISIN:	US29250RAH93
Joint Bookrunning Managers:	Wachovia Capital Markets, LLC HSBC Securities (USA) Inc.
Co Managers:	ABN AMRO Incorporated Banc of America Securities LLC Citigroup Global Markets Inc. Deutsche Bank Securities Inc. Lazard Capital Markets, LLC SunTrust Capital Markets, Inc. UBS Securities LLC

************************

Schedule II-1

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free Wachovia Capital Markets, LLC at (866) 289-1262 or HSBC Securities (USA) Inc. at (866) 811-8049.

Schedule II-2

SCHEDULE IIIA

OPERATING SUBSIDIARIES

Wholly Owned Subsidiaries

Entity	Jurisdiction of Organization

Dufour Petroleum, L.P.	Delaware

Enbridge Energy, Limited Partnership	Delaware

Enbridge Gathering (North Texas) L.P.	Delaware

Enbridge Gathering (North Texas No. 2) L.P.	Texas

Enbridge Gathering (Texarkana) L.P.	Delaware

Enbridge Holdings (Texas Systems) L.L.C.	Delaware

Enbridge Marketing (East Texas) L.P.	Delaware

Enbridge Marketing (North Texas) L.P.	Delaware

Enbridge Marketing (U.S.) L.L.C.	Delaware

Enbridge Marketing (U.S.) L.P.	Texas

Enbridge Midcoast Energy, L.P.	Texas

Enbridge Midcoast Holdings, L.L.C.	Delaware

Enbridge Midcoast Limited Holdings, L.L.C.	Delaware

Enbridge Offshore Pipelines (Seacrest) L.P.	Texas

Enbridge Offshore Pipelines (UTOS) LLC	Delaware

Enbridge Partners Risk Management, L.P.	Delaware

Enbridge Pipelines (Alabama Gathering) L.L.C.	Alabama

Enbridge Pipelines (Alabama Intrastate) L.L.C.	Alabama

Enbridge Pipelines (AlaTenn) L.L.C.	Alabama

Enbridge Pipelines (Bamagas Intrastate) L.L.C.	Delaware

Schedule IIIA-1

Entity	Jurisdiction of Organization

Enbridge Pipelines (East Texas) L.P.	Delaware

Enbridge Pipelines (KPC)	Kansas

Enbridge Pipelines (Lakehead) L.L.C.	Delaware

Enbridge Pipelines (Louisiana Intrastate) L.L.C.	Delaware

Enbridge Pipelines (Louisiana Liquids) L.L.C.	Delaware

Enbridge Pipelines (Midla) L.L.C.	Delaware

Enbridge Pipelines (NE Texas) L.P.	Delaware

Enbridge Pipelines (NE Texas Liquids) L.P.	Delaware

Enbridge Pipelines (North Dakota) LLC	Delaware

Enbridge Pipelines (North Texas) L.P.	Delaware

Enbridge Pipelines (Ozark) L.L.C.	Delaware

Enbridge Pipelines (SIGCO Intrastate) L.L.C.	Delaware

Enbridge Pipelines (Tennessee River) L.L.C.	Alabama

Enbridge Pipelines (Texas Gathering) L.P.	Delaware

Enbridge Pipelines (Texas Intrastate) L.P.	Texas

Enbridge Processing (Mississippi) L.L.C.	Delaware

H&W Pipeline, L.L.C.	Alabama

Mid Louisiana Gas Transmission, L.L.C.	Delaware

Midcoast Holdings No. One, L.L.C.	Delaware

Midcoast Kansas General Partner, L.L.C.	Delaware

Midcoast Kansas Pipeline, L.L.C.	Delaware

Nugget Drilling Corporation	Minnesota

Tri-State Holdings, LLC	Michigan

Schedule IIIA-2

Non-Wholly Owned Subsidiaries

Entity	Jurisdiction of Organization	Percentage Owned

Texana Pipeline Company	Texas	50%

Schedule IIIA-3

SCHEDULE IIIB

MATERIAL SUBSIDIARIES

Entity	Jurisdiction of Organization

Dufour Petroleum, L.P.	Delaware

Enbridge Energy, Limited Partnership	Delaware

Enbridge Marketing (East Texas) L.P.	Delaware

Enbridge Holdings (Texas Systems) L.L.C.	Delaware

Enbridge Marketing (U.S.) L.P.	Texas

Enbridge Midcoast Limited Holdings, L.L.C.	Delaware

Enbridge Midcoast Energy, L.P.	Texas

Enbridge Pipelines (East Texas) L.P.	Delaware

Enbridge Pipelines (KPC)	Kansas

Enbridge Pipelines (NE Texas) L.P.	Delaware

Enbridge Pipelines (Midla) L.L.C.	Delaware

Enbridge Pipelines (North Dakota) LLC	Delaware

Enbridge Pipelines (Texas Gathering) L.P.	Delaware

Enbridge Processing (Mississippi) L.L.C.	Delaware

Schedule IIIB-1